UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
 (Rule 13d-101)

Under the Securities Exchange Act of 1934

(AMENDMENT NO. 5)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)*

BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies Inc.)
 (Name of Issuer)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
 (Title of Class of Securities)

318465101
 (CUSIP Number)

Robert H. Weiss
General Counsel
MatlinPatterson Global Advisers LLC
520 Madison Avenue
New York, New York 10022
Telephone: (212) 651-9525
(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)

June 4, 2008
 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson FA Acquisition LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

PN

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MPII Special Cayman Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

CO

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson Global Opportunities Partners II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

PN

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson Global Opportunities Partners (Cayman) II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

PN

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson Global Partners II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

HC

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson Global Advisers LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

IA

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson Asset Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

HC

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

MatlinPatterson LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

HC

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

David J. Matlin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

IN

CUSIP NO. 318465101

SCHEDULE 13D
NAME OF REPORTING PERSON
1	S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

Mark R. Patterson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
		7	SOLE VOTING POWER

-0-
		8	SHARED VOTING POWER
NUMBER OF
	SHARES		43,093,261
	BENEFICIALLY OWNED	9	SOLE DISPOSITIVE POWER
BY EACH REPORTING
	PERSON		-0-
	WITH	10	SHARED DISPOSITIVE POWER

43,093,261
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,093,261
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

62.0245%
14	TYPE OF REPORTING PERSON

IN

INTRODUCTION.

This amendment (“Amendment No. 5”) amends the Schedule 13D Statement, dated May 14, 2007 (the “Statement”, and as amended by Amendment No. 1 thereto, dated July 24, 2007, Amendment No. 2 thereto, dated September 21, 2007, Amendment No. 3 thereto, dated February 26, 2008, and Amendment No. 4 thereto, dated February 29, 2008, the “Amended Statement”) filed on behalf of (i) MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (“Matlin FA”), (ii) MatlinPatterson Global Opportunities Partners II L.P. (“Matlin Partners (Delaware)”), a Delaware limited partnership, (iii) MatlinPatterson Global Opportunities Partners (Cayman) II L.P. (“Matlin Partners (Cayman)” and, together with Matlin Partners (Delaware), the “Matlin Partners”), a Cayman Islands limited partnership, (iv) MatlinPatterson Global Advisers LLC (“Matlin Advisers”), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (v) MatlinPatterson Global Partners II LLC (“Matlin Global Partners”), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vi) MatlinPatterson Asset Management LLC (“Matlin Asset Management”), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (vii) MatlinPatterson LLC (“MatlinPatterson”), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Asset Management, (viii) David J. Matlin and Mark R. Patterson each, as a holder of 50% of the membership interests in MatlinPatterson, (ix) Christopher Pechock and Frank Plimpton, each an employee of Matlin Advisers, as the persons named in the Proxies described in the Statement, and (x) MPII Special Cayman Ltd., an exempted company incorporated in the Cayman Islands (“MPII Special”).  Matlin FA, Matlin Partners (Delaware), Matlin Partners (Cayman), Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, David J. Matlin, Mark R. Patterson and MPII Special are collectively referred to in this Amendment No. 5 as the “Reporting Persons” and each is a “Reporting Person.”  Christopher Pechock and Frank Plimpton ceased to hold any voting rights in the shares described in the Statement as of September 21, 2007 (as reflected in Amendment No. 2 to the Statement and Amendment No. 3 to the Statement) and are no longer Reporting Persons for the purpose hereof.  The Statement, as previously amended, disclosed the shared beneficial ownership by the Reporting Persons (other than MPII Special) of 43,093,261 shares (the “Shares”) of the common stock, par value $0.01 per share (“Common Stock”), of Broadpoint Securities Group, Inc. (the “Issuer”) held by Matlin FA.  On June 4, 2008, MPII Special was admitted as an additional member of Matlin FA holding preferred membership interests giving MPII Special the ability to elect a majority of the board of directors of Matlin FA.  Matlin Partners (Delaware) and Matlin Partners (Cayman) are the sole shareholders of MPII Special.  This Amendment No. 5 is being filed to disclose MPII Special’s shared beneficial ownership of the Shares.  Capitalized terms used and not defined in this Amendment No. 5 shall have the meanings set forth in the Amended Statement.  Except as specifically provided herein, this Amendment No. 5 does not modify any of the information previously reported on the Amended Statement.

ITEM 2.    IDENTITY AND BACKGROUND

Item 2 is amended and supplemented by adding the following:

(x)  MPII Special is an exempted company incorporated in the Cayman Islands.  The principal business of MPII Special is to invest in equity and debt securities of companies.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS
Item 7 is amended and supplemented by adding the following:

13    Joint Filing Agreement dated as of June 4, 2008 among the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: June 4, 2008

MATLINPATTERSON FA ACQUISITION LLC

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Member

MPII SPECIAL CAYMAN LTD.

By:	/s/ David J. Matlin
Name: David J. Matlin
Title: Chief Executive Officer and President

MATLINPATTERSON LLC

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Member

MATLINPATTERSON ASSET MANAGEMENT LLC

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Chairman

MATLINPATTERSON GLOBAL ADVISERS LLC

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Chairman

MATLINPATTERSON GLOBAL PARTNERS II LLC

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Director

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II L.P.

By:	MatlinPatterson Global Partners II LLC, its general partner

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Director

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (Cayman) L.P.

By:	MatlinPatterson Global Partners II LLC, its general partner

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson
Title: Director

DAVID J. MATLIN

By:	/s/ David J. Matlin
Name: David J. Matlin

MARK R. PATTERSON

By:	/s/ Mark R. Patterson
Name: Mark R. Patterson

EXHIBIT INDEX

    1    Joint Filing Agreement, dated as of June 4, 2008, among the Reporting Persons.